Credit Suisse Securities (USA) LLC.
                                11 Madison Avenue
                            New York, New York 10020

July 28, 2006

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Attn: Mr. Christian Sandoe
      Division of Investment Management

 Re: Credit Suisse Alternative Capital Event Driven Fund, LLC
      Post-effective Amendment No. 3 to Registration Statement on Form N-2
       (333-120054; 811-21659)
     Credit Suisse Alternative Capital Event Driven Institutional Fund, LLC
      Post-effective Amendment No. 3 to Registration Statement on Form N-2
       (333-119318; 811-21645)
     Credit Suisse Alternative Capital Long/Short Equity Fund, LLC
      Post-effective Amendment No. 3 to Registration Statement on Form N-2
       (333-120050; 811-21658)
     Credit Suisse Alternative Capital Long/Short Equity Institutional Fund, LLC
      Post-effective Amendment No. 3 to Registration Statement on Form N-2
       (333-119319; 811-21641)
     Credit Suisse Alternative Capital Multi-Strategy Fund, LLC
      Post-effective Amendment No. 3 to Registration Statement on Form N-2
       (333-120049; 811-21657)
     Credit Suisse Alternative Capital Multi-Strategy Institutional Fund, LLC
      Post-effective Amendment No. 3 to Registration Statement on Form N-2
       (333-119317; 811-21644)
     Credit Suisse Alternative Capital Relative Value Fund, LLC
      Post-effective Amendment No. 3 to Registration Statement on Form N-2
       (333-120058; 811-21660)
     Credit Suisse Alternative Capital Relative Value Institutional Fund, LLC
      Post-effective Amendment No. 3 to Registration Statement on Form N-2
       (333-119320; 811-21642)
     Credit Suisse Alternative Capital Tactical Trading Fund, LLC
      Post-effective Amendment No. 3 to Registration Statement on Form N-2
       (333-120052; 811-21661)
     Credit Suisse Alternative Capital Tactical Trading Institutional Fund, LLC
      Post-effective Amendment No. 3 to Registration Statement on Form N-2
       (333-119321; 811-21643)

Ladies and Gentlemen:

      The undersigned, as distributor of each above-captioned fund and offering, hereby joins in the request of the funds that the effectiveness of the post-effective amendments to their respective registration statements relating to the securities be accelerated for July 31, 2006.

                      Very Truly Yours,

                      Credit Suisse Securities (USA) LLC


                      By: /s/Stacie Yates
                          -----------------------
                          Stacie Yates
                          Vice President and Counsel

                     Credit Suisse Alternative Capital, Inc.
                                11 Madison Avenue
                            New York, New York 10020

July 28, 2006

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Attn: Mr. Christian Sandoe
      Division of Investment Management

 Re: Credit Suisse Alternative Capital Event Driven Fund, LLC
      Post-effective Amendment No. 3 to Registration Statement on Form N-2
       (333-120054; 811-21659)
     Credit Suisse Alternative Capital Event Driven Institutional Fund, LLC
      Post-effective Amendment No. 3 to Registration Statement on Form N-2
       (333-119318; 811-21645)
     Credit Suisse Alternative Capital Long/Short Equity Fund, LLC
      Post-effective Amendment No. 3 to Registration Statement on Form N-2
       (333-120050; 811-21658)
     Credit Suisse Alternative Capital Long/Short Equity Institutional Fund, LLC
      Post-effective Amendment No. 3 to Registration Statement on Form N-2
       (333-119319; 811-21641)
     Credit Suisse Alternative Capital Multi-Strategy Fund, LLC
      Post-effective Amendment No. 3 to Registration Statement on Form N-2
       (333-120049; 811-21657)
     Credit Suisse Alternative Capital Multi-Strategy Institutional Fund, LLC
      Post-effective Amendment No. 3 to Registration Statement on Form N-2
       (333-119317; 811-21644)
     Credit Suisse Alternative Capital Relative Value Fund, LLC
      Post-effective Amendment No. 3 to Registration Statement on Form N-2
       (333-120058; 811-21660)
     Credit Suisse Alternative Capital Relative Value Institutional Fund, LLC
      Post-effective Amendment No. 3 to Registration Statement on Form N-2
       (333-119320; 811-21642)
     Credit Suisse Alternative Capital Tactical Trading Fund, LLC
      Post-effective Amendment No. 3 to Registration Statement on Form N-2
       (333-120052; 811-21661)
     Credit Suisse Alternative Capital Tactical Trading Institutional Fund, LLC
      Post-effective Amendment No. 3 to Registration Statement on Form N-2
       (333-119321; 811-21643)

Ladies and Gentlemen:

      Credit Suisse Alternative Capital Event Driven Fund, LLC, Credit Suisse Alternative Capital Event Driven Institutional Fund, LLC, Credit Suisse Alternative Capital Long/Short Equity Fund, LLC, Credit Suisse Alternative Capital Long/Short Equity Institutional Fund, LLC, Credit Suisse Alternative

Capital Multi-Strategy Fund, LLC, Credit Suisse Alternative Capital Multi-Strategy Institutional Fund, LLC, Credit Suisse Alternative Capital Relative Value Fund, LLC, Credit Suisse Alternative Capital Relative Value Institutional Fund, LLC, Credit Suisse Alternative Capital Tactical Trading Fund, LLC and Credit Suisse Alternative Capital Tactical Trading Institutional Fund, LLC (each, a "Fund" and together, the "Funds") have filed the above-captioned post-effective amendments to their respective registration statements on Form N-2 (each, a "Registration Statement"). Each hereby seeks acceleration of the effectiveness of the applicable filing as set forth below.

      The Funds each hereby request acceleration of the effectiveness of the attached Registration Statement for July 31, 2006.

      In support of its request for acceleration, each Fund acknowledges that:

      1. Should the Commission or the staff acting pursuant to delegated authority declare the Registration Statement effective, such action does not foreclose any action by the Commission with respect to the filing;

      2. The action of the Commission or the staff acting pursuant to delegated authority in declaring the filing effective does not relieve the Fund of responsibility for the adequacy and accuracy of the filing; and

      3. The Fund will not assert the staff's acceleration of effectiveness of the filing as a defense in any proceeding initiated by the Commission or any other person under the federal securities laws.


                Very Truly Yours,

     Credit Suisse Alternative Capital Event Driven Fund, LLC
     Credit Suisse Alternative Capital Event Driven Institutional Fund, LLC Credit Suisse Alternative Capital Long/Short Equity Fund, LLC
     Credit Suisse Alternative Capital Long/Short Equity Institutional Fund, LLC Credit Suisse Alternative Capital Multi-Strategy Fund, LLC
     Credit Suisse Alternative Capital Multi-Strategy Institutional Fund, LLC Credit Suisse Alternative Capital Relative Value Fund, LLC
     Credit Suisse Alternative Capital Relative Value Institutional Fund, LLC Credit Suisse Alternative Capital Tactical Trading Fund, LLC
     Credit Suisse Alternative Capital Tactical Trading Institutional Fund, LLC


                By: /s/ Stacie Yates
                    ---------------------
                    Stacie Yates
                    Secretary